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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2000 Employee Stock Purchase Plan, the 2000 Equity Incentive Plan, the 2000 CEO Non-Qualified Stock Option Plan, the 1997 Stock Option Plan, the 1995 Stock Option Plan, the 2001 UK Employee Stock Purchase Plan and the UK Company Share Option Plan of Pharsight Corporation of our report dated April 27, 2001 with respect to the financial statements and schedule of Pharsight Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2001.

                      /s/ Ernst & Young LLP

San Jose, California
June 21, 2001

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  Exhibit 23.1